NEWS RELEASE APG: TSX AGT: AMEX

Apollo Gold Reports Fourth Quarter
and Year End 2006 Results

Denver, Colorado - April 2, 2007 - Apollo Gold Corporation (“Apollo” or the “Company”) (APG:TSX, AGT:AMEX) reports the results for the three months and year ended December 31, 2006 (in US dollars, unless otherwise indicated) as follows.

Results for the Fourth Quarter 2006 Compared to Fourth Quarter 2005

Apollo’s revenues from continuing operations for the fourth quarter of 2006 were nil as compared to $7.3 million for the fourth quarter 2005. This decrease is due to the cessation of milling operations on May 12, 2006 at Montana Tunnels. Apollo incurred a net loss of $3.4 million for the fourth quarter of 2006 as compared to a net loss of $4.2 million, or $0.04 per share, for the fourth quarter 2005.

Results for 2006 Fiscal Year Compared to 2005 Fiscal Year

Apollo’s revenues from continuing operations for the year ended December 31, 2006 decreased 76% to $10.2 million, compared to $43.3 million for the year ended December 31, 2005. This decrease is due to the cessation of milling operations on May 12, 2006 at Montana Tunnels. Apollo incurred a net loss of $15.6 million, or $0.13 per share, for the year ended December 31, 2006, as compared to a net loss of $22.2 million, or $0.22 per share, for the year ended December 31, 2005.

2006 Highlights
Montana Tunnels Mine

•
At the Montana Tunnels mine (the “Mine”), open pit mining activity was suspended on October 21, 2005 for safety reasons due to increased wall activity on the eastern side of the open pit. Following the suspension of mining, the mill continued to process ore from stockpiled material and produce gold doré and lead-gold and zinc-gold concentrates until May 12, 2006 when all operations ceased and the property was placed on care and maintenance. For the year ended December 31, 2006, a total of 4,959 ounces of gold, 116,004 ounces of silver, 1,196,317 lbs of lead and 3,040,058 lbs of zinc were produced.

•
On July 28, 2006, we entered into a joint venture agreement (the “JV Agreement”)with Elkhorn Tunnels, LLC (“Elkhorn”) in respect of the Mine, pursuant to which Elkhorn was granted a 50% interest in the Mine in exchange for financial contributions. We are the operator of the Mine.

•
Following the signing of the JV Agreement, the Mine commenced an open pit wall remediation program in August 2006, which called for removal of approximately 7 million tons of waste over a six month period and encompassed the laying back of the east and south east sectors of the pit wall and rebuilding the access ramp. As at December 31, 2006, we had excavated approximately 5.8 million tons of remediation waste and were working on the ramp system below switchback # 4 which is 100 feet above the open pit bottom and the ore body. Upon reaching the open pit bottom in January 2007, waste material removal commenced to expose the ore body. Mill personnel were hired in late 2006 and early 2007 to begin maintenance work in preparation for the mill start up, which occurred on March 1, 2007 and shipments of lead-gold and zinc-gold concentrates commenced during the second week of March 2007.

Black Fox Development Property

•
In August 2006 we reported reserves and resources under a Canadian National Instrument NI 43-101 report. The reserves and resources were based upon the 2003 to 2006 exploration program and included a pre-feasibility study of developing an open pit mine on the Black Fox property. This study did not consider any underground material. We report no reserves at Black Fox under U.S. Securities and Exchange Commission Industry Guide 7, which requires a final bankable feasibility study. The table below summarizes the Black Fox Total Mineral Resource:

	Tonnes 000’s	Grade G Au/t	Ounces
Open Pit - Material
Reserve	3,062	4.56	448,800
Indicated Resource(1)	2,356	3.27
Inferred Resource(1)	6,626	4.00
Underground - Material
Indicated Resource(1)	1,004	9.66
Inferred Resource(1)	1,228	9.71

(1)
US investors, see the notes at the bottom of this press release labeled “Cautionary Note to US Investors concerning estimates of Indicated Mineral Resources” and “Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources.”

•
Black Fox Open Pit Economics - Using only the open pit reserves of 448,000 ounces, at a gold price of $550 per ounce, an on site mill processing facility with a capacity of 1,500 tonnes per day and tailings facility has a positive net present value of $36 million at a 5% discount rate and an internal rate of return of 21.63%.

Huizopa Exploration Project

•
Apollo entered into an agreement with the Ejido Huizopa which gives the Company a right to use Ejido land covering the 12,800 hectares of the Company’s mining concessions in Huizopa for all activities necessary for the exploration, development and production of potential ore deposits.

•	A geophysical program was implemented during the year and several prospective drilling sites were identified for the 2007 drilling program.

Consolidated Financial Results Summary

(All Dollars in US, 000's unless otherwise stated)

	Three months ended December 31,		Year ended December 31,
	2006(1)	2005	2006	2005
Loss from continuing operations	($3,347)	($3,955)	($15,237)	($15,961)
Loss from discontinued operations	($100)	($293)	($350)	($6,247)
Net loss for the period	($3,447)	($4,248)	($12,587)	($22,208)

Basic and diluted net loss per share from (US$):
Continuing operations	($0.03)	($0.04)	($0.13)	($0.16)
Discontinued operations	($0.00)	($0.00)	($0.00)	($0.06)
	($0.03)	($0.04)	($0.13)	($0.22)

Gold ounces sold (continuing operations)	-	5,026	4,959	44,099
Total cash costs per ounce (US$/oz) (1) (2)	-	$762	$718	$563

(1)
Total cash costs per ounce for the year ended December 31, 2006 are through May 2006. The Montana Tunnels mine ceased milling operations on May 12, 2006; therefore, no metal products were produced after that date.

(2)
The term "total cash cost" is a non-GAAP financial measure and is used on a per ounce of gold sold basis.  Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production.  We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies

Summary Operational Statistics

	Year Ended December 31,
	2006 (1)	2005	2004
Production Summary
Gold ounces	4,959	44,099	33,743
Silver ounces	116,004	524,722	970,751
Lead pounds	1,196,317	10,428,061	10,064,265
Zinc pounds	3,040,058	22,380,136	26,222,805
Cash Cost Per Ounce
Cash Operating Cost/oz	$643	$529	$798
Total Cash Cost/oz	$718	$563	$839
Total Production Cost/oz	$794	$618	$913

Gold Reserves (ounces) (2)	724,650	993,000	1,100,900

(1)	Costs per ounce are through May 2006. The Montana Tunnels mine ceased milling operations on May 12, 2006; therefore, no metal products were produced after that date.

(2)	The Company had a decrease in gold reserve ounces of 275,580 ounces in 2006 as a result of contributing the Montana Tunnels mine into the joint venture with Elkhorn Tunnels, LLC.

Financial Condition and Liquidity

At December 31, 2006, we had cash and cash equivalents of $4.5 million, compared to $0.1 million at December 31, 2005. The increase in cash from December 31, 2005 is primarily the result of (i) contributions of $9.3 million from Elkhorn, our joint venture partner at the Montana Tunnels mine, (ii) the release of $11.0 million in January 2006 from the restricted cash account held at December 31, 2005, as collateral security for our 12% Series-B Secured Convertible Debentures and (iii) net proceeds of $8.8 million from the issuance and sale of common shares and warrants, offset by operating cash out flows of $11.6 million from operating activities, primarily from the Montana Tunnels operation. At March 1, 2007, we had cash and short-term investments of $8.7 million, which includes net proceeds of $7.9 million from our private placement of convertible debentures and warrants in February 2007, less the payment of $2.6 related to our Huizopa project in February 2007.

In 2006, cash provided by investing activities totaled $3.7 million. Cash supplied from restricted cash was $9.0 million, consisting of the $11.0 million released from restricted cash in January 2006 as cash collateral security for the $8.8 million 12% Series-B Secured Convertible Debentures, partially offset by $2.0 million additional restricted cash for the Montana Tunnels reclamation liability. Capital expenditures were $5.4 million, of which $5.3 million were for the further development of the Black Fox project.

During the year ended December 31, 2006, financing activities provided $8.8 million in cash, from (a) completing in January 2006, the sale to Jipangu, Inc. of equity units at Cdn$0.35 per unit, consisting of 11,650,000 common shares and 2,000,000 warrants exercisable at Cdn$0.39 for net proceeds of $3.5 million, (b) completing in October 2006, an offering of flow-through equity units of the Company at Cdn$0.45 per unit, consisting of 2,222,221 flow-through shares and 1,111,111 warrants exercisable at amounts from Cdn$1.00 to Cdn$1.15 for net proceeds of $0.8 million, and (c) completing in November 2006, an offering for equity units at $0.30 per unit, consisting of 16,688,206 common shares and 8,344,103 warrants exercisable at $0.50 for net proceeds of $4.5 million. During 2006, $1.4 million was paid on equipment leases.

We estimate that with our year end cash balance of $4.5 million, as supplemented by the monies raised in our private placement of convertible debentures and warrants in February 2007 and our share of the projected cash flow from the joint ventured Montana Tunnels mine, we will have sufficient funds to finance the current work programs of $4.5 million at Black Fox and $2.5 million for exploration at Huizopa, as well as corporate overhead. However, we will continue to explore financing opportunities to further develop the Black Fox project and expand our exploration program at the Huizopa project, which may include Canadian flow-through financing for use at the Black Fox project. The availability, amount, terms and timing of this financing are not certain at this time.

Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of the metals we produce. Because of the significant impact that changes in the prices of gold and zinc have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration activities as needed to conserve cash for operations. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

2007 Outlook

Montana Tunnels mine - The mine is a 50/50 joint venture with Elkhorn. During 2007 the mine is expected to mine 7,200,000 tons waste material and 5,800,000 tons of ore for a total of 13,000,000 tons mined giving a stripping ratio of 1.24:1. With the resumption of the milling of ore on March 1, 2007, the mine is expected to mill 4,500,000 tons of ore and to produce the following payable metals during 2007: 40,000 ozs of gold, 250,000 ozs of silver, 11,500,000 lbs of lead and 25,000,000 lbs of zinc. Apollo’s share of this production is: 20,000 ozs of gold, 125,000 ozs of silver, 5,750,000 lbs of lead and 12,500,000 lbs of zinc. We expect our share of capital expenditures to be approximately $0.7 million.

Black Fox project - We anticipate that our third party consultant, SRK Consulting, Inc., will complete an NI 43-101 compliant underground reserve in the second quarter 2007, which should be followed up six months later by a feasibility study based on a combined open pit and underground mining operation along with an on site mill. Permitting of the operation is ongoing and should be completed late 2007 or early 2008.

In 2007, we plan to undertake two drilling programs at Black Fox: (a) deep hole core drilling and (b) shallow hole core drilling. The goals of the two programs are to (i) expand the mineralization along strike and down dip of the present resources along the Destor-Porcupine Fault and (ii) expand the base metal/gold discovery in the footwall to see if the two systems intersect at depth. This drilling campaign will be financed from flow-through funding. Capital expenditures to cover the above are forecast to be approximately $4.5 million.

Huizopa project - During 2007 our focus at Huizopa will be to advance the exploration phase of the project, specifically, construction of a dirt road to give easier access for a drilling campaign. The drilling will be a reverse circulation drilling program of approximately 25 holes and a core drill program of approximately 25 holes lasting from September to November (after the road is completed). The cost of the project is expected to be approximately $2.5 million for the year 2007.

Apollo Gold Corporation

Apollo is a gold mining and exploration company with a mine as described above as the Montana Tunnels mine, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Apollo Gold Corporation
Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
E-mail: info@apollogold.com   Website: www.apollogold.com

(1)
Cautionary Note to US Investors concerning estimates of Indicated Mineral Resources. This press release uses the term“indicated mineral resources”. We advise US investors that while the term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

(2)
Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources. This press release uses the term “inferred mineral resources”. We advise US investors that while the term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally minable.

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding the future operation of the Montana Tunnels mill, future cash flow from the Montana Tunnels mine, production at the Montana Tunnels mine, the future level of ore stockpiles at the Montana Tunnels mine, planned remediation activities, statements respecting reserves with respect or relating to the Montana Tunnels mine, the timing of completion of NI 43-101 compliant underground reserve and feasibility studies in respect of our Black Fox project, permitting and drilling at our Black Fox project, construction and drilling at our Huizopa project and future capital expenditures at our Black Fox and Huizopa projects are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from these forward-looking statements include: additional operational, geotechnical, processing and remediation problems at the Montana Tunnels mine, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold, zinc or lead prices, results of additional drilling at Black Fox, results of drilling and other exploration activities at Huizopa, difficulties or delays in permitting at Black Fox, changes in interest and currency rates, local and community impacts and issues, labor accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005

ASSETS	(In thousands of
CURRENT	U.S. Dollars)
Cash and cash equivalents	$4,512	$127
Accounts receivable and other	728	2,638
Note receivable	1,865	-
Prepaids	301	400
Inventories	660	1,708
Total current assets	8,066	4,873
Property, plant and equipment	38,868	40,045
Restricted certificates of deposit	4,605	17,043
Deferred financing costs	265	584
TOTAL ASSETS	$51,804	$62,545
LIABILITIES
CURRENT
Accounts payable	$1,710	$6,802
Accrued liabilities	1,254	1,841
Notes payable	671	596
Property and mining taxes payable	442	1,172
Convertible debenture	7,660	-
Total current liabilities	11,737	10,411
Accrued severance	370	383
Notes payable	569	75
Convertible debenture	-	6,601
Accrued site closure costs	7,135	12,634
Deferred gain	3,750	-
TOTAL LIABILITIES	23,561	30,104

SHAREHOLDERS’ EQUITY
Share capital	159,029	148,526
Equity component of convertible debentures	1,809	1,809
Note warrants	1,062	781
Contributed surplus	11,166	10,561
Deficit	(144,823)	(129,236)
TOTAL SHAREHOLDERS’ EQUITY	28,243	32,441
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$51,804	$62,545

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(In thousands of U.S. dollars, except for share and per share amounts)
REVENUE
Revenue from sale of minerals	$10,177	$43,254	$38,254
OPERATING EXPENSES
Direct operating costs	15,361	48,357	52,473
Depreciation and amortization	1,647	2,551	2,640
General and administrative expenses	3,577	7,588	7,095
Stock-based compensation	427	597	767
Accretion expense - accrued site closures costs	948	881	820
Loss (gain) on sale of property, plant and equipment	7	(3,848)	(6)
Exploration and business development	1,033	918	1,051
	23,000	57,044	64,840
OPERATING LOSS	(12,823)	(13,790)	(26,586)
OTHER INCOME (EXPENSES)
Interest income	421	397	313
Interest expense	(2,677)	(2,533)	(252)
Foreign exchange loss and other	(158)	(35)	(770)
LOSS FROM CONTINUING OPERATIONS FOR THE YEAR	(15,237)	(15,961)	(27,295)
LOSS FROM DISCONTINUED OPERATIONS FOR THE YEAR	(350)	(6,247)	(3,712)
NET LOSS FOR THE YEAR	$(15,587)	$(22,208)	$(31,007)

BASIC AND DILUTED NET LOSS PER SHARE FROM:
Continuing operations	$(0.13)	$(0.16)	$(0.34)
Discontinued operations	(0.00)	(0.06)	(0.05)
	$(0.13)	$(0.22)	$(0.39)
BASIC AND DILUTED WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING	123,621,267	101,811,291	78,716,042

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands of U.S. dollars)
OPERATING ACTIVITIES
Net loss for the year	$(15,587)	$(22,208)	$(31,007)
Items not affecting cash:
Depreciation and amortization	1,647	2,551	2,640
Amortization of deferred financing costs	319	319	53
Loss from discontinued operations	350	6,247	3,712
Reduction in exercise price of Note Warrants	305	-	-
Stock-based compensation	427	597	767
Shares issued for services	668	-	-
Accretion expense - accrued site closure costs	948	881	820
Accretion expense - convertible debenture, net of interest paid	1,059	1,085	(92)
Foreign exchange loss and other	81	372	6
Loss (gain) on sale of property, plant and equipment	7	(3,848)	(6)
Bridge loan compensation warrants	-	-	275
Net change in non-cash operating working capital items	(1,482)	1,845	3,423
Discontinued operations	(350)	848	(1,299)
Net cash used in operating activities	(11,608)	(11,311)	(20,708)
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(5,417)	(5,487)	(13,018)
Short-term investments	-	-	5,855
Proceeds from disposal of property, plant and equipment	92	4,526	-
Restricted certificate of deposit and other assets	9,007	(12,671)	(1,286)
Proceeds from disposition of discontinued operations	-	14,000	-
Discontinued operations	-	1,022	(9,587)
Net cash provided by (used in) investing activities	3,682	1,390	(18,036)
FINANCING ACTIVITIES
Proceeds on issuance of shares and warrants	8,773	5,944	7,509
Proceeds from exercise of warrants and options	260	-	8,931
Proceeds from bridge loan	-	-	3,000
Repayment of bridge loan	-	-	(3,000)
Acquisition and cancellation of shares	-	-	(48)
Proceeds on issuance of convertible debentures, net	-	-	7,525
Payments of notes payable	(1,357)	(752)	(1,478)
Contributions by Elkhorn	4,635	-	-
Discontinued operations	-	(2,030)	(2,641)
Net cash provided by financing activities	12,311	3,162	19,798
NET INCREASE (DECREASE) IN CASH	4,385	(6,759)	(18,946)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	127	6,886	25,832
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,512	$127	$6,886
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$1,299	$1,204	$560
Income taxes paid	$-	$-	$-